EX-10.1

April 24, 2017
Denise R. Cade
c/o IDEX Corporation
1925 West Field Court, Suite 200,
Lake Forest, IL 60045-4824

Re: Amendment of Letter Agreement Dated September 24, 2015

Dear Denise:

This letter agreement will confirm an amendment to the letter agreement (“Letter Agreement”) dated September 24, 2015 between you and IDEX Corporation (“IDEX”).

The Letter Agreement is amended by deleting the twelfth bullet point provisions, which provide for payments due to you if your employment with IDEX is terminated without cause, and such provisions will no longer be in effect.

You and IDEX hereby agree to the addition of the following provisions to the Letter Agreement:

•
If, in the future, your employment with IDEX Corporation is terminated, without cause (“cause” defined as willful misconduct or fraudulent behavior), IDEX will pay you twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for you signing, and not revoking, an IDEX-standard Severance Agreement & General Release Agreement. These payments are subject to tax withholdings and deductions. Such benefit will not be applicable in the event of your voluntary termination.

Please indicate your acceptance of these provisions below.

Best regards,

/s/ JEFFREY D. BUCKLEW

Jeffrey D. Bucklew
SVP, Chief Human Resources Officer
IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045

April 24, 2017	/s/ DENISE R. CADE
Date	Acceptance of Provisions
Denise R. Cade